February 5, 2009

Securities and Exchange Commission

100 F Street, NE

Washington DC  20549

Dear Sirs and Madams:

We have read Items (a) and (b) of the Report of Foreign Issuer on Form 6-K, dated February 4, 2009, of Play LA Inc. and we agree with the statements made with respect to information provided regarding Peterson Sullivan LLP.

Regards,

/S/ PETERSON SULLIVAN LLP

Seattle, Washington